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CONTACT:                                                   FOR IMMEDIATE RELEASE
Richard T. Browning
Chief Financial Officer
(203) 661-1926, ext. 6628

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619


               BLYTH INDUSTRIES THIRD QUARTER NET SALES UP 25 PERCENT
                       NET EARNINGS TRACK SALES GROWTH AT 25%

GREENWICH, CT, December 3, 1998: Blyth Industries, Inc. (NYSE:BTH) reported today that third quarter Net Sales increased by 25.1% to $240,766,000 compared to $192,457,000 a year earlier. Operating Profit rose 25.3% to $42,019,000 compared to $33,528,000 in the prior year period. Net Earnings increased 25.0% to $24,532,000 from $19,626,000 in last year's third quarter. Diluted Net Earnings Per Share for the third quarter were $0.49 compared to $0.40 per share for the comparable prior year period.

As a result of the strong performance in the third quarter, Net Sales for the nine months ended October 31, 1998 rose 28.4% to $622,807,000 compared to $485,226,000 a year earlier. Operating Profit rose 29.4% to $90,320,000 compared to $69,826,000 for the first nine months a year ago. Net Earnings for the nine months increased 39.0% to $51,929,000 from $37,359,000 during the same period last year, which included a $3.2 million after-tax charge for non-recurring transaction costs incurred by Endar Corp. prior to its acquisition by Blyth. This transaction was accounted for as a pooling of interests. Excluding last year's non-recurring transaction costs, Net Earnings rose 28.1% from the prior nine month period's Net Earnings of $40,551,000. Diluted Net Earnings Per Share were $1.05, compared to $0.75 for last year's first nine months. Excluding the non-recurring transaction costs, the year to year increase of $0.23 in Diluted Net Earnings Per Share represented a 28% improvement.

Commenting on the strong third quarter performance, Robert B. Goergen, Chairman of the Board and CEO, said "These results demonstrate the unique strength we derive from the diversity of our distribution channels and geographic markets, with double digit growth in both the institutional and consumer markets. Within the consumer market, the direct selling of candles and accessories continues to be a significant business for Blyth. Sales through retail outlets in the U.S. continue to show double digit growth rates, with retail sales of mass channel brands outpacing the overall corporate average during the third quarter." Mr. Goergen went on to say, "International markets continue to offer significant growth opportunities, contributing an increasing proportion of total sales."

Blyth Industries, Inc., headquartered in Greenwich, CT, designs, manufactures, markets and


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distributes an extensive line of candles and home fragrance products including scented candles, outdoor lighting products, potpourri and environmental fragrance products, and markets a broad range of related candle accessories and decorative gift bags and tags. Its products are sold under various brand names, including Colonial Candle of Cape Cod -Registered Trademark-, PartyLite Gifts-Registered Trademark-, Carolina Designs -TM-, Ambria -TM-, Canterbury -TM-, Florasense-Registered Trademark-, Jeanmarie-Registered Trademark- and FilterMate-Registered Trademark-. It is also a leading producer of portable heating fuel products sold under the Sterno-Registered Trademark- and Handy Fuel-Registered Trademark- brand names.

Blyth Industries, Inc. can be found on the Internet at www.blythindustries.com.

This press release contains "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the risk of maintaining the Company's growth rate, the Company's ability to respond to increased product demand, the risks associated with international sales and foreign products, dependence on key management personnel, competition in terms of price and new product introductions, and other factors described in this press release, in the Company's Annual Report on Form 10-K for the year ended January 31, 1998 and in subsequent filings on Form 10-Q.

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